Exhibit 99.1
news release
www.pplnewsroom.com

Contacts:	For news media: Ryan Hill, 610-774-5997 For financial analysts: Andy Ludwig, 610-774-3389, or Lisa Pammer, 610-774-3316

PPL Corporation Reports 2017 Earnings

•	Delivers reported earnings of $1.64 per share, reflecting the impact of U.S. tax reform.

•	Achieves high end of 2017 earnings from ongoing operations forecast range, or $2.25 per share.

•	Announces 2018 earnings forecast range of $2.20 to $2.40 per share.

•	Projects 5 to 6 percent compound annual earnings growth from 2018 through 2020 off 2018 midpoint of $2.30 per share.

•	Increases annualized common stock dividend to $1.64 per share.

ALLENTOWN, Pa. (Feb. 22, 2018) – PPL Corporation (NYSE: PPL) on Thursday (2/22) announced 2017 reported earnings (GAAP) of $1.13 billion, or $1.64 per share, compared with $1.90 billion, or $2.79 per share, in 2016.
The company's results for 2017 reflect a loss of $321 million, or $0.47 per share, due to the impacts of U.S. tax reform legislation enacted in December 2017.
Adjusting for special items, including tax reform impacts, earnings from ongoing operations were $1.55 billion, or $2.25 per share, compared with earnings from ongoing operations of $1.67 billion, or $2.45 per share, in 2016. The decrease in ongoing earnings for 2017 compared to 2016 was driven primarily by lower foreign currency exchange rates, lower sales volumes, and higher depreciation and interest expense due to additional capital investments, partially offset by an April 1, 2016 price increase in the U.K., lower operation and maintenance expense primarily from higher pension income in the U.K., higher base electricity and gas rates effective July 1, 2017, in Kentucky and higher transmission earnings in Pennsylvania due to additional capital investments.
The company delivered at the high end of its earnings from ongoing operations forecast range, or $2.25 per share, exceeding its prior midpoint guidance of $2.18 per share due primarily to lower operation and maintenance expense in the U.S. and U.K. and favorable U.S. weather in the fourth quarter. This marks the eighth consecutive year PPL has exceeded the midpoint of its ongoing earnings forecast.
"Once again in 2017, we demonstrated strong execution across our U.S. and U.K. businesses," said William H. Spence, PPL's chairman, president and Chief Executive Officer. "We delivered on our earnings commitments, invested $3.5 billion in infrastructure improvements, provided award-winning customer service, strengthened reliability for our customers and increased our dividend for shareowners."
Looking forward, Spence said the company is well-positioned to deliver competitive earnings growth and dividends as it continues to invest in the future. In addition, he said the company has updated its long-range business plans to reflect the impact of U.S. tax reform on PPL's earnings and cash flow.
Based on these updates, PPL announced a 2018 earnings forecast range of $2.20 to $2.40 per share, with a midpoint of $2.30 per share. The company set a new growth projection of 5 to 6 percent compound annual earnings growth per share from 2018 through 2020 off of its 2018 midpoint. Establishing 2018 as the new baseline coincides with the effective date of tax reform, and the duration of the growth rate coincides with the company’s foreign currency hedging program.
PPL’s 2018 forecast includes the full impact of tax reform, which is expected to negatively impact earnings by about 3 cents per share and result in reduced utility cash flows. To mitigate the effects on PPL’s corporate credit ratings, the company said it plans to issue about $1 billion in equity in 2018, compared with prior guidance for equity issuances of $350 million. The equity needs beyond 2018 will be dependent on a number of factors, with an objective of maintaining PPL’s current credit ratings. Spence said the company is confident it can still achieve 5 to 6 percent earnings per share growth from 2018 through 2020 even with the additional planned equity issuances.
Backed by the expected growth of its utilities, PPL announced that it is increasing its common stock dividend to $0.41 per share on a quarterly basis, raising the annualized dividend about 4 percent from $1.58 per share to $1.64 per share. The increased dividend will be payable April 2 to shareowners of record as of March 9. The change marks PPL's 16th dividend increase in 17 years.
"PPL's dividend is secure, and we remain committed to continued dividend growth," Spence said.
PPL also provided an update on its planned infrastructure investment, announcing that the company plans to invest more than $15 billion across its U.S. and U.K. businesses from 2018 to 2022 to make the grid smarter, more reliable and more resilient and to advance a cleaner energy future.
In addition to announcing its year-end earnings results, PPL reported fourth-quarter earnings of $78 million, or $0.11 per share, compared with reported earnings of $465 million, or $0.68 per share, in 2016. The company's 2017 fourth-quarter reported earnings reflect a loss of $321 million, or $0.47 per share, due to adjusting deferred tax assets and liabilities resulting from U.S. tax reform. Adjusting for special items, including the tax reform impacts, fourth-quarter earnings from ongoing operations were $384 million, or $0.55 per share, compared with $409 million, or $0.60 per share, in 2016.

Fourth-Quarter and Year-to-Date Earnings Details

PPL's reported earnings for 2017 included net special-item after-tax charges of $425 million, or $0.61 per share, due primarily to a $321 million loss in the fourth quarter, or $0.47 per share, as a result of U.S. tax reform, and a $111 million loss, or $0.15 per share, due to foreign currency economic hedges. Reported earnings for 2016 included net special-item after-tax benefits of $228 million, or $0.34 per share, due to foreign currency economic hedges and a reduction in the U.K. corporate income tax rate.
PPL's reported earnings for the fourth quarter of 2017 included net special-item after-tax charges of $306 million, or $0.44 per share, due primarily to the impact of U.S. tax reform, partially offset by a benefit due to foreign currency economic hedges. Reported earnings for the fourth quarter of 2016 included net special-item after-tax benefits of $56 million, or $0.08 per share, from foreign currency economic hedges.
As discussed in this news release, reported earnings are calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP). "Earnings from ongoing operations" is a non-GAAP financial measure that is adjusted for special items. See the tables at the end of this news release for a reconciliation of reported earnings to earnings from ongoing operations, including an itemization of special items.

(Dollars in millions, except for per share amounts)	4th Quarter			Year
	2017	2016	% Change	2017	2016	% Change
Reported earnings	$78	$465	(83)%	$1,128	$1,902	(41)%
Reported earnings per share	$0.11	$0.68	(84)%	$1.64	$2.79	(41)%

	4th Quarter			Year
	2017	2016	% Change	2017	2016	% Change
Earnings from ongoing operations	$384	$409	(6)%	$1,553	$1,674	(7)%
Earnings from ongoing operations per share	$0.55	$0.60	(8)%	$2.25	$2.45	(8)%

Fourth-Quarter and Year-to-Date Earnings by Segment

	4th Quarter		Year
Per share	2017	2016	2017	2016
Reported Earnings
U.K. Regulated	$0.13	$0.48	$0.95	$1.83
Kentucky Regulated	(0.01)	0.12	0.42	0.58
Pennsylvania Regulated	0.15	0.11	0.52	0.50
Corporate & Other	(0.16)	(0.03)	(0.25)	(0.12)
Total	$0.11	$0.68	$1.64	$2.79

	4th Quarter		Year
	2017	2016	2017	2016
Special items benefit (expense)
U.K. Regulated	$(0.16)	$0.08	$(0.33)	$0.34
Kentucky Regulated	(0.15)	—	(0.15)	—
Pennsylvania Regulated	0.01	—	0.01	—
Corporate & Other	(0.14)	—	(0.14)	—
Total Special Items	$(0.44)	$0.08	$(0.61)	$0.34

	4th Quarter		Year
	2017	2016	2017	2016
Earnings from Ongoing Operations
U.K. Regulated	$0.29	$0.40	$1.28	$1.49
Kentucky Regulated	0.14	0.12	0.57	0.58
Pennsylvania Regulated	0.14	0.11	0.51	0.50
Corporate and Other	(0.02)	(0.03)	(0.11)	(0.12)
Total	$0.55	$0.60	$2.25	$2.45

Key Factors Impacting Earnings

U.K. Regulated Segment
PPL's U.K. Regulated segment primarily consists of the regulated electricity delivery operations of Western Power Distribution (WPD), serving Southwest and Central England and South Wales.
Reported earnings in 2017, which reflect the impact of U.S. tax reform and lower foreign currency exchange rates, decreased by $0.88 per share compared with a year ago. Excluding special items, earnings from ongoing operations in 2017 decreased by $0.21 per share. Factors driving earnings results primarily included $0.27 from lower foreign currency exchange rates; lower sales volumes; higher interest expense and higher depreciation expense, partially offset by higher prices from an April 1, 2016 price increase; lower operation and maintenance expense, primarily from higher pension income; and lower income taxes. The lower income taxes resulted from lower U.K. income taxes and a 2017 U.S. tax benefit from accelerated pension contributions, partially offset by a 2016 U.S. tax benefit recorded for the carryforward of foreign tax credits.
Reported earnings in the fourth quarter of 2017,which reflect the impact of U.S. tax reform and lower foreign currency exchange rates, decreased by $0.35 per share compared to a year ago. Excluding special items, earnings from ongoing operations in the fourth quarter of 2017 decreased by $0.11 per share. Factors driving earnings results primarily included higher U.S. income taxes due to a fourth-quarter 2016 benefit recorded for the carryforward of foreign tax credits, lower foreign currency exchange rates in 2017 and lower sales volumes, partially offset by lower operation and maintenance expense, primarily from higher pension income.

Kentucky Regulated Segment
PPL's Kentucky Regulated segment primarily consists of the regulated electricity and natural gas operations of Louisville Gas and Electric Company and the regulated electricity operations of Kentucky Utilities Company.
Reported earnings in 2017, which reflect the impact of U.S. tax reform, decreased by $0.16 per share compared with a year ago. Excluding special items, earnings from ongoing operations in 2017 decreased by $0.01 per share, driven primarily by lower sales volumes due to unfavorable weather and higher depreciation expense, partially offset by higher base electricity and gas rates effective July 1, 2017.
Reported earnings in the fourth quarter of 2017, which reflect the impact of U.S. tax reform, decreased by $0.13 cents per share compared to a year ago, resulting in a $0.01 loss. Excluding special items, earnings from ongoing operations in the fourth quarter of 2017 increased by $0.02 per share, driven primarily by higher base electricity and gas rates effective July 1, 2017, and higher sales volumes due to favorable weather, partially offset by higher depreciation expense.

Pennsylvania Regulated Segment
PPL's Pennsylvania Regulated segment consists of the regulated electricity transmission and distribution operations of PPL Electric Utilities.
Reported earnings in 2017, which reflect the impact of U.S. tax reform, increased by $0.02 per share compared with a year ago. Excluding special items, earnings from ongoing operations in 2017 increased by $0.01 per share, driven primarily by lower operation and maintenance expense and higher transmission earnings due to additional capital investments, partially offset by a lower PPL zonal peak load billing factor, lower distribution sales volumes due to unfavorable weather, higher depreciation expense and higher interest expense.
Reported earnings in the fourth quarter of 2017, which reflect the impact of U.S. tax reform, increased by $0.04 compared to a year ago. Excluding special items, earnings from ongoing operations in the fourth quarter of 2017 increased by $0.03 per share, driven primarily by lower operation and maintenance expense and higher transmission earnings due to additional capital investments.

Corporate and Other
PPL's Corporate and Other category primarily includes unallocated corporate-level financing and other costs.
The loss for 2017 increased by $0.13 per share compared with a year ago for reported earnings, reflecting the impact of U.S. tax reform. Excluding special items, the loss decreased by $0.01 per share for earnings from ongoing operations.
The loss for the fourth quarter of 2017 increased by $0.13 per share compared to a year ago for reported earnings, reflecting the impact of U.S. tax reform. Excluding special items, the loss decreased by $0.01 per share for earnings from ongoing operations.

2018 Earnings Forecast

	Reported Earnings		Earnings from Ongoing Operations
	2018 forecast midpoint	2017 actual	2018 forecast midpoint	2017 actual
Per share
U.K. Regulated	$1.32	$0.95	$1.32	$1.28
Kentucky Regulated	0.52	0.42	0.52	0.57
Pennsylvania Regulated	0.57	0.52	0.57	0.51
Corporate and Other	(0.11)	(0.25)	(0.11)	(0.11)
Total	$2.30	$1.64	$2.30	$2.25

(See the tables at the end of this news release for a reconciliation of 2017 reported earnings to earnings from ongoing operations.)

U.K. Regulated Segment
PPL projects higher segment earnings in 2018 compared with 2017. The increase in reported earnings reflects the 2017 unfavorable impact of U.S. tax reform and unrealized losses on foreign currency economic hedges. Excluding these 2017 special items, the increase is expected to be driven primarily by higher foreign currency exchange rates and higher pension income, partially offset by higher taxes and the effect of share dilution.
The remaining 2018 foreign currency exposure for this segment is 100 percent hedged at an average rate of $1.34 per pound, compared to an average rate of $1.20 per pound in 2017.

Kentucky Regulated Segment
PPL projects higher reported segment earnings in 2018 compared with 2017, which reflects the 2017 unfavorable impact of U.S. tax reform. Excluding this 2017 special item, earnings in 2018 compared with 2017 are projected to be lower, driven primarily by higher operation and maintenance expense, higher depreciation expense, higher interest expense, a lower tax shield on holding company interest and expenses, and the effect of share dilution, partially offset by an assumed return to normal weather and higher base electricity and gas rates effective July 1, 2017.

Pennsylvania Regulated Segment
PPL projects higher segment earnings in 2018 compared to 2017, driven primarily by higher transmission earnings and lower operation and maintenance expense, partially offset by higher depreciation expense, higher interest expense and the effect of share dilution.

Corporate and Other
PPL projects lower reported costs in 2018 compared with 2017, which reflects the 2017 unfavorable impact of U.S. tax reform. Excluding this 2017 special item, PPL projects costs to be flat in this category in 2018 compared to 2017 with a lower tax shield on holding company interest expense offset by lower financing costs.

Headquartered in Allentown, Pa., PPL Corporation (NYSE: PPL) is one of the largest companies in the U.S. utility sector. PPL's seven high-performing, award-winning utilities serve 10 million customers in the U.S. and United Kingdom. With more than 12,000 employees, the company is dedicated to providing exceptional customer service and reliability and delivering superior value for shareowners. To learn more, visit www.pplweb.com.

# # #

(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share unless otherwise noted.)

Conference Call and Webcast

PPL invites interested parties to listen to a live Internet webcast of management's teleconference with financial analysts about fourth-quarter 2017 financial results at 8:30 a.m. Eastern time on Thursday, Feb. 22. The call will be webcast live, in audio format, together with slides of the presentation. For those who are unable to listen to the live webcast, a replay with slides will be accessible at www.pplweb.com/investors for 90 days after the call. Interested individuals can access the live conference call via telephone at 1-888-317-6003. International participants should call 1-412-317-6061. Participants will need to enter the following "Elite Entry" number in order to join the conference: 3204926. Callers can access the webcast link at http://pplweb.investorroom.com/ under "Events."

# # #

Management utilizes "Earnings from Ongoing Operations" as a non-GAAP financial measure that should not be considered as an alternative to reported earnings, or net income, an indicator of operating performance determined in accordance with GAAP. PPL believes that Earnings from Ongoing Operations is useful and meaningful to investors because it provides management's view of PPL's earnings performance as another criterion in making investment decisions. In addition, PPL's management uses Earnings from Ongoing Operations in measuring achievement of certain corporate performance goals, including targets for certain executive incentive compensation. Other companies may use different measures to present financial performance.

Earnings from Ongoing Operations is adjusted for the impact of special items. Special items are presented in the financial tables on an after-tax basis with the related income taxes on special items separately disclosed. Income taxes on special items, when applicable, are calculated based on the effective tax rate of the entity where the activity is recorded. Special items include:

•	Unrealized gains or losses on foreign currency economic hedges (as discussed below).

•	Spinoff of the Supply segment.

•	Gains and losses on sales of assets not in the ordinary course of business.

•	Impairment charges.

•	Significant workforce reduction and other restructuring effects.

•	Acquisition and divestiture-related adjustments.

•	Other charges or credits that are, in management's view, non-recurring or otherwise not reflective of the company's ongoing operations.

Unrealized gains or losses on foreign currency economic hedges include the changes in fair value of foreign currency contracts used to hedge British-pound-sterling-denominated anticipated earnings. The changes in fair value of these contracts are recognized immediately within GAAP earnings. Management believes that excluding these amounts from Earnings from Ongoing Operations until settlement of the contracts provides a better matching of the financial impacts of those contracts with the economic value of PPL's underlying hedged earnings.

Statements contained in this news release, including statements with respect to future earnings, cash flows, dividends, financing, regulation and corporate strategy, are "forward-looking statements" within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand for energy in our U.S. service territories; weather conditions affecting customer energy usage and operating costs; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of our facilities; the length of scheduled and unscheduled outages at our generating plants; environmental conditions and requirements and the related costs of compliance; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; asset or business acquisitions and dispositions; any impact of severe weather on our business; receipt of necessary government permits, approvals, rate relief and regulatory cost recovery; capital market conditions and decisions regarding capital structure; the impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries; the outcome of litigation against PPL Corporation and its subsidiaries; stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; political, regulatory or economic conditions in states, regions or countries where PPL Corporation or its subsidiaries conduct business, including any potential effects of threatened or actual terrorism or war or other hostilities; British pound sterling to U.S. dollar exchange rates; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with factors and other matters discussed in PPL Corporation's Form 10-K and other reports on file with the Securities and Exchange Commission.

PPL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION (1)

Condensed Consolidated Balance Sheets (Unaudited)
(Millions of Dollars)

	December 31,	December 31,
	2017	2016
Assets
Cash and cash equivalents	$485	$341
Accounts receivable	781	712
Unbilled revenues	543	480
Fuel, materials and supplies	320	356
Current price risk management assets	49	63
Other current assets	116	115
Property, Plant and Equipment
Regulated utility plant	38,228	34,674
Less: Accumulated depreciation - regulated utility plant	6,785	6,013
Regulated utility plant, net	31,443	28,661
Non-regulated property, plant and equipment	384	413
Less: Accumulated depreciation - non-regulated property, plant and equipment	110	134
Non-regulated property, plant and equipment, net	274	279
Construction work in progress	1,375	1,134
Property, Plant and Equipment, net	33,092	30,074
Noncurrent regulatory assets	1,504	1,918
Goodwill and other intangibles	3,955	3,760
Pension benefit assets	284	9
Noncurrent price risk management assets	215	336
Other noncurrent assets	135	151
Total Assets	$41,479	$38,315

Liabilities and Equity
Short-term debt	$1,080	$923
Long-term debt due within one year	348	518
Accounts payable	924	820
Other current liabilities	1,671	1,576
Long-term debt	19,847	17,808
Deferred income taxes and investment tax credits	2,591	4,021
Accrued pension obligations	800	1,001
Asset retirement obligations	312	428
Noncurrent regulatory liabilities	2,704	899
Other noncurrent liabilities	441	422
Common stock and additional paid-in capital	10,312	9,848
Earnings reinvested	3,871	3,829
Accumulated other comprehensive loss	(3,422)	(3,778)
Total Liabilities and Equity	$41,479	$38,315

(1)
The Financial Statements in this news release have been condensed and summarized for purposes of this presentation. Please refer to PPL Corporation's periodic filings with the Securities and Exchange Commission for full financial statements, including note disclosure.

PPL CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)
(Millions of Dollars, except share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Operating Revenues	$1,926	$1,832	$7,447	$7,517

Operating Expenses
Operation
Fuel	183	184	759	791
Energy purchases	191	175	685	706
Other operation and maintenance	418	453	1,635	1,745
Depreciation	263	234	1,008	926
Taxes, other than income	78	72	292	301
Total Operating Expenses	1,133	1,118	4,379	4,469

Operating Income	793	714	3,068	3,048

Other Income (Expense) - net	(20)	106	(255)	390

Interest Expense	232	217	901	888

Income from Continuing Operations Before Income Taxes	541	603	1,912	2,550

Income Taxes	463	138	784	648

Net Income	$78	$465	$1,128	$1,902

Earnings Per Share of Common Stock:
Net Income Available to PPL Common Shareowners:
Basic	$0.11	$0.68	$1.64	$2.80
Diluted	$0.11	$0.68	$1.64	$2.79

Weighted-Average Shares of Common Stock Outstanding (in thousands)
Basic	689,563	679,641	685,240	677,592
Diluted	691,046	681,863	687,334	680,446

PPL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Millions of Dollars)
	2017	2016	2015
Cash Flows from Operating Activities
Net income	$1,128	$1,902	$682
Income from discontinued operations (net of income taxes)	—	—	921
Income from continuing operations (net of income taxes)	1,128	1,902	1,603
Adjustments to reconcile Income from continuing operations (net of taxes) to net cash provided by operating activities - continuing operations
Depreciation	1,008	926	883
Amortization	97	80	59
Defined benefit plans - expense (income)	(95)	(40)	56
Deferred income taxes and investment tax credits	707	560	428
Unrealized (gains) losses on derivatives, and other hedging activities	178	19	(77)
Other	29	16	17
Change in current assets and current liabilities
Accounts receivable	(33)	(15)	47
Accounts payable	(10)	57	(116)
Taxes payable	3	31	(175)
Unbilled revenues	(48)	(63)	54
Regulatory assets and liabilities, net	(12)	(59)	42
Other	54	(35)	17
Other operating activities
Defined benefit plans - funding	(565)	(427)	(499)
Settlement of interest rate swaps	2	(9)	(101)
Other	18	(53)	34
Net cash provided by operating activities - continuing operations	2,461	2,890	2,272
Net cash provided by operating activities - discontinued operations	—	—	343
Net cash provided by operating activities	2,461	2,890	2,615
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(3,133)	(2,920)	(3,533)
Expenditures for intangible assets	(38)	(37)	(37)
Proceeds from the sale of other investments	—	2	136
Other investing activities	15	37	(5)
Net cash used in investing activities - continuing operations	(3,156)	(2,918)	(3,439)
Net cash used in investing activities - discontinued operations	—	—	(149)
Net cash used in investing activities	(3,156)	(2,918)	(3,588)
Cash Flows from Financing Activities
Issuance of long-term debt	1,515	1,342	2,236
Retirement of long-term debt	(168)	(930)	(1,000)
Issuance of common stock	453	144	203
Payment of common stock dividends	(1,072)	(1,030)	(1,004)
Net increase in short-term debt	115	29	94
Other financing activities	(19)	6	(47)
Net cash provided by (used in) financing activities - continuing operations	824	(439)	482
Net cash used in financing activities - discontinued operations	—	—	(546)
Net cash distributions to parent from discontinued operations	—	—	132
Net cash provided by (used in) financing activities	824	(439)	68
Effect of Exchange Rates on Cash and Cash Equivalents	15	(28)	(10)
Net Decrease in Cash and Cash Equivalents included in Discontinued Operations	—	—	352
Net Increase (Decrease) in Cash and Cash Equivalents	144	(495)	(563)
Cash and Cash Equivalents at Beginning of Period	341	836	1,399
Cash and Cash Equivalents at End of Period	$485	$341	$836

Key Indicators (Unaudited)

	12 Months Ended December 31,
Financial	2017	2016

Dividends declared per share of common stock	$1.58	$1.52
Book value per share (1)(2)	$15.52	$14.56
Market price per share (1)	$30.95	$34.05
Dividend yield	5.1%	4.5%
Dividend payout ratio (3)	96.3%	54.5%
Dividend payout ratio - earnings from ongoing operations (3)(4)	70.2%	62.0%
Return on common equity	10.9%	19.2%
Return on common equity - earnings from ongoing operations (4)	15.0%	16.9%
Spot rate of U.S. Dollar per British pound sterling for Balance Sheet translation (5)	$1.35	$1.25
Average rate of U.S. Dollar per British pound sterling for Statement of Income translation (6)	$1.20	$1.45

(1)	End of period.

(2)	Based on 693,398 and 679,731 shares of common stock outstanding (in thousands) at December 31, 2017, and December 31, 2016.

(3)	Based on diluted earnings per share.

(4)	Calculated using earnings from ongoing operations, which is a non-GAAP financial measure that includes adjustments described in the text and tables of this news release.

(5)	As of November 30, 2017 and 2016 as WPD is consolidated on a one-month lag.

(6)	Represents a year-to-date average and includes the impact of foreign exchange hedges.

Operating - Domestic & International Electricity Sales (Unaudited)

	3 Months Ended December 31,			12 Months Ended December 31,
			Percent			Percent
(GWh)	2017	2016	Change	2017	2016	Change

Domestic Retail Delivered
PPL Electric Utilities	9,126	8,885	2.7%	35,996	36,645	(1.8)%
LKE	7,270	7,184	1.2%	29,755	30,829	(3.5)%
Total	16,396	16,069	2.0%	65,751	67,474	(2.6)%

International Delivered
United Kingdom	18,645	18,758	(0.6)%	74,317	74,728	(0.5)%

Domestic Wholesale
LKE (1)	495	581	(14.8)%	2,084	2,177	(4.3)%

(1)	Represents FERC-regulated municipal and unregulated off-system sales.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

4th Quarter 2017	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$92	$(13)	$108	$(109)	$78
Less: Special Items (expense) benefit:
Foreign currency economic hedges, net of tax of ($6)	11	—	—	—	11
Other:
U.S. tax reform	(122)	(112)	10	(97)	(321)
Settlement of indemnification agreement, net of tax of ($2)	—	4	—	—	4
Total Special Items	(111)	(108)	10	(97)	(306)
Earnings from Ongoing Operations	$203	$95	$98	$(12)	$384

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$0.13	$(0.01)	$0.15	$(0.16)	$0.11
Less: Special Items (expense) benefit:
Foreign currency economic hedges	0.02	—	—	—	0.02
Other:
U.S. tax reform	(0.18)	(0.16)	0.01	(0.14)	(0.47)
Settlement of indemnification agreement	—	0.01	—	—	0.01
Total Special Items	(0.16)	(0.15)	0.01	(0.14)	(0.44)
Earnings from Ongoing Operations	$0.29	$0.14	$0.14	$(0.02)	$0.55

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date December 31, 2017	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$652	$286	$359	$(169)	$1,128
Less: Special Items (expense) benefit:
Foreign currency economic hedges, net of tax of $59	(111)	—	—	—	(111)
Spinoff of the Supply segment, net of tax of ($1)	—	—	—	4	4
Other:
U.S. tax reform	(122)	(112)	10	(97)	(321)
Settlement of indemnification agreement, net of tax of ($2)	—	4	—	—	4
Adjustment to investment, net of tax of $0	—	(1)	—	—	(1)
Total Special Items	(233)	(109)	10	(93)	(425)
Earnings from Ongoing Operations	$885	$395	$349	$(76)	$1,553

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$0.95	$0.42	$0.52	$(0.25)	$1.64
Less: Special Items (expense) benefit:
Foreign currency economic hedges	(0.15)	—	—	—	(0.15)
Other:
U.S. tax reform	(0.18)	(0.16)	0.01	(0.14)	(0.47)
Settlement of indemnification agreement	—	0.01	—	—	0.01
Total Special Items	(0.33)	(0.15)	0.01	(0.14)	(0.61)
Earnings from Ongoing Operations	$1.28	$0.57	$0.51	$(0.11)	$2.25

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

4th Quarter 2016	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$331	$84	$75	$(25)	$465
Less: Special Items (expense) benefit:
Foreign currency economic hedges, net of tax of (31)	57	—	—	—	57
Spinoff of the Supply segment, net of tax of $1	—	—	—	(1)	(1)
Total Special Items	57	—	—	(1)	56
Earnings from Ongoing Operations	$274	$84	$75	$(24)	$409

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$0.48	$0.12	$0.11	$(0.03)	$0.68
Less: Special Items (expense) benefit:
Foreign currency economic hedges	0.08	—	—	—	0.08
Total Special Items	0.08	—	—	—	0.08
Earnings from Ongoing Operations	$0.40	$0.12	$0.11	$(0.03)	$0.60

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date December 31, 2016	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$1,246	$398	$338	$(80)	$1,902
Less: Special Items (expense) benefit:
Foreign currency economic hedges, net of tax of $4	(8)	—	—	—	(8)
Spinoff of the Supply segment, net of tax of $2	—	—	—	(3)	(3)
Other:
Settlement of foreign currency contracts, net of tax of ($108)	202	—	—	—	202
Change in U.K. tax rate	37	—	—	—	37
Total Special Items	231	—	—	(3)	228
Earnings from Ongoing Operations	$1,015	$398	$338	$(77)	$1,674

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$1.83	$0.58	$0.50	$(0.12)	$2.79
Less: Special Items (expense) benefit:
Foreign currency economic hedges	(0.01)	—	—	—	(0.01)
Other:
Settlement of foreign currency contracts	0.30	—	—	—	0.30
Change in U.K. tax rate	0.05	—	—	—	0.05
Total Special Items	0.34	—	—	—	0.34
Earnings from Ongoing Operations	$1.49	$0.58	$0.50	$(0.12)	$2.45